Exhibit 1

JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13D to which this Agreement is attached.

Dated: November 12, 2002

TMF LIQUIDATING TRUST

By:	/s/ Michael R. Dorey, by Power of Attorney David Litman, Co-Trustee

By:	/s/ Michael R. Dorey, by Power of Attorney Robert Diener, Co-Trustee

/s/ Michael R. Dorey, by Power of Attorney David Litman

/s/ Michael R. Dorey, by Power of Attorney Robert Diener